TAIT, WELLER, & BAKER
CERTIFIED PUBLIC ACCOUNTANTS

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
ON INTERNAL CONTROL STRUCTURE

BOARD OF DIRECTORS
THE RIGHTIME FUND, INC.
WYNCOTE, PENNSYLVANIA

In planning and performing our audit of the financial statements of The Rightime Fund, Inc. (comprising, respectively, The Rightime Fund, The Rightime Blue Chip Fund and The Rightime MidCap Fund) for the year ended October 31, 2001, we considered its internal control structure, including procedures for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on the internal control structure.

The management of the fund is responsible for establishing and maintaining an internal control structure. In fulfilling this responsibility, estimates and judgements by management are required to access the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. These controls include the safe-guarding of assets against unauthorized acquisition, use, or disposition.

Because of the inherent limitations in any internal control structure, errors or fraud may occur and not be detected. Also, projections of any evaluation of the structure to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of the internal control structure would not necessarily disclose all matters in the internal control structure that might be material weakness under standards established by the American Institute of Certified Public Accountants.
A material weakness is a condition in which the design or operation of the specific internal control structure elements does not reduce to a relatively low level the risk that errors or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions.
However, we noted no matters involving the internal control structure, including procedures for safeguarding securities, that we consider to be a material weakness, as defined above, as of October 31, 2001.

This report is intended solely for the information and use of the management and the Securities and Exchange
Commission, and is not intended to be and should not be used by anyone other then these specified parties.

Philadelphia, Pennsylvania
November 13, 2001

Tait, Weller & Baker
Tait, Weller & Baker